                                                                     EXHIBIT 4.4

FUNDING COMMITMENT LETTER AND SUBSCRIPTION AGREEMENT

         This Funding Commitment Letter and Subscription Agreement ("Letter") is executed on this 15th Day of February, 2000, by and between Teakwood Ventures, LLC "Subscriber," a Delaware LLC, and Divot Golf Corporation (the "Company") a Delaware corporation. This Letter is intended to set forth the definitive agreement between the parties concerning the purchase of Divot common stock by Subscriber.

     1. SUBSCRIPTION. Subscriber hereby subscribes to purchase the following Units of shares of Company's common stock (the "Divot Common") in the manner set forth herein:

         A. Unit One: Two Million Dollars ($2,000,000.00) of Divot Common, priced at Seventeen Point Eight Two Cents ($.1782) per share (11,223,334 shares), based on a Market Capitalization for the Company in the amount of $28,000,000.00. Subscriber hereby subscribes for the purchase of Unit One on or before March 30, 2000.

         B. Unit Two: Two Million Dollars ($2,000,000.00) of Divot Common, priced at Seventeen Point Eight Two Cents ($.1782) per share (11,223,334 shares), based on a Market Capitalization for the Company in the amount of $28,000,000.00. Subscriber hereby subscribes for the purchase of Unit Two on or before June 30, 2000.

         C. Unit Three: Six Million Dollars ($6,000,000.00) of Divot Common, priced at Thirty One Point Eight Two Cents ($.3182) per share (18,856,065 shares), based on a Market Capitalization for the Company in the amount of $50,000,000.00. Subscriber hereby subscribes for the purchase of Unit Three on or before September 30, 2000.

         This share price set forth in this Subscription shall be subject to modification in accordance with Section 2 of this Letter. All funds shall be paid via wire transfer in accordance with instructions to be provided by the Company in the amount equal to the purchase price for the Unit(s) hereby subscribed for. A Unit will be deemed purchased when payment is made for such Unit in the amount and in the manner set forth in this Agreement.

     2. CONDITIONS TO SUBSCRIPTION. The Subscription set forth in Section 1 of this Agreement is conditioned upon the following covenants, agreements, representations, and warranties of the Company, which shall remain in full force and effect during the term of this letter (unless such covenant is to remain in effect for a longer period in accordance with its terms):

         (a) Repricing Limit Loss: The Company hereby agrees that if the per share market price of Divot Common falls below an amount equivalent to a total market capitalization of $200,000,000.00, and such reduction in market price remains in effect on any of the dates Subscriber has subscribed for the purchase of a Unit, the share price effective for the purchase of such Unit shall be adjusted by the same percentage of the loss in value of the Divot Common.

         (b) REGISTRATION OF SHARES: When purchased in accordance with this Subscription, the Divot Common shall be registered pursuant to the filing by the Company of an SB-2 Registration Statement with the Securities and Exchange Commission.

         (c) TRADEABILITY: When purchased in accordance with this Subscription, the Divot Common shall be freely tradable by the Subscriber upon the effective date of the SB-2.

         (d) SHARE CERTIFICATES: When purchased by Subscriber in accordance with this Letter, the Company shall issue share certificates representing the purchased Divot Common in accordance with the Subscriber's instructions.

         (e) SEATS ON BOARD OF DIRECTORS: The Company shall make two (2) outside seats available for the Subscriber's appointees on the Company's Board of Directors which shall continue to consist of five (5) members. The Company shall undertake all steps necessary to ensure the election of the Subscriber appointees to the Company Board at the next annual meeting of Company shareholders. In addition, the Company hereby confirms the appointment of Aditha Reksono as a Special Advisor to the Company's International Advisory Board.

         (f) BUSINESS DEVELOPMENT: The Company shall actively seek out and include the involvement of Subscriber in all global business development activities, including international investments and strategic partnerships.

         (g) NO COMMISSIONS: The Company hereby represents and warrants that no commissions shall be paid to any individual or entity in connection with Subscriber's investment as described in this Letter.

     3. REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER: As an inducement to the Company to offer to the Subscriber the Divot Common for which it has subscribed, the Subscriber hereby represents and warrants to the Company as follows, such representations and warranties to survive the Subscriber's becoming a shareholder of the Company

         (a) This Letter constitutes the valid and legally binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to creditors' rights generally.

         (b) The execution, delivery and performance by the Subscriber of this Letter and the transactions contemplated hereby and thereby will not constitute a breach of any terms or provisions of, or a default under, (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which the Subscriber or any of the Subscriber's affiliates is a party or by which the Subscriber or any such affiliate or its or their property is bound, (ii) if the Subscriber is a corporation or other legal entity, its Certificate or Articles of Incorporation or By-Laws or other constituent documents, (iii) any law, rule or regulation, or (iv) any order, writ, judgment or decree having applicability to it.

         (c) No consent, license, approval or authorization of any governmental body, authority, bureau or agency is required on the part of the Subscriber or any of the Subscriber's affiliates in connection with the execution, delivery and performance of this Letter, or the consummation of the transactions contemplated hereby or thereby.

         (d) The Subscriber has received and read carefully all documents furnished to the Subscriber relating to and describing the Company and the Divot Common. The Subscriber has had access to all additional information necessary to verify the accuracy of the information furnished to it, and has taken all the steps necessary to evaluate the merits and risks of an investment in the Company. The Subscriber understands that the Business Plan contains the reasonable estimates of Company's management and that no assurance can be given that the financial projections can be met. Subscriber understands that these securities are highly speculative.

         (e) The Subscriber is an "Accredited Investor" as that term is defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

     4. GOVERNING LAW. This Letter shall be governed by and construed in accordance with the laws of the State of New York as if performed entirely within such state, without giving effect to conflicts of law.

     5. NOTICES. Any notice or communication required under this Agreement to be made to either party shall be typewritten in English and shall be considered delivered when personally delivered, delivered by registered U.S. Mail with confirmed receipt (postage prepaid), or delivered by overnight courier to the address of the party as set forth below:

         (a) IF TO THE COMPANY:    Divot Golf Corporation
         ----------------------    One Union Square South, Suite 10-F
                                   New York, NY 10003
                                   Attention: Joseph R. Cellura, Chairman & CEO

         (b) IF TO THE SUBSCRIBER:  Teakwood Ventures, LLC
         -------------------------  276 5th Avenue, Suite 603,
                                    New York, NY 10001
                                    Attention: Aditha Reksono

     6. TITLES AND CAPTIONS: All article and section titles or captions in this Agreement are for convenience only. They shall not be deemed a part of this Agreement, and in no way define, limit, extend, or describe the scope or intent of any of its provisions.

     7. BINDING EFFECT: This Agreement shall be binding upon and inure to the benefit of the Parties and their successors, legal representatives, and permitted assigns.

     8. ENTIRE AGREEMENT: This Letter constitutes the entire agreement between the parties hereto, and supersedes all prior and contemporaneous agreements, arrangements, negotiations, and understandings between the parties hereto relating to the subject matter hereof. There are no other understandings, statements, promises or inducements between the parties, oral or otherwise, contrary to the terms of this Letter. No representations, warranties, covenants, or conditions, express or implied, whether by statute or otherwise, other than as set forth herein have been made by any party hereto.

         IN WITNESS WHEREOF, the parties have executed this Funding Commitment Letter and Subscription Agreement as of the date first set forth above.

DIVOT GOLF CORPORATION                         TEAKWOOD VENTURES, LLC


/s/ Joseph R. Cellura                          /s/ Aditha Reksono
---------------------                          ------------------
Joseph R. Cellura                              Aditha Reksono
Chairman and C.E.O.                            Managing Director